Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-177489

FINAL TERM SHEET

Dated: June 7, 2012

Issuer:	Safeway Inc. (the “Company”)

Security:	Floating Rate Notes due 2013

Trade Date:	June 7, 2012

Settlement Date (T+5):	June 14, 2012

Principal Amount:	$250,000,000

Maturity:	December 12, 2013

Interest Rate:	Three-Month U.S. dollar LIBOR + 150 bps

Price to Public:	100%, plus accrued interest, if any, from June 14, 2012

Underwriting Discount:	0.25%

Benchmark:	Three-Month U.S. dollar LIBOR

Reoffer Spread:	Three-Month U.S. dollar LIBOR + 150 bps

Interest Payment Dates:	Quarterly on March 12, June 12, September 12, and December 12, commencing September 12, 2012

No Optional Redemption:	The notes will not be subject to redemption at the Company’s option

T+5 Settlement:	The Company expects to deliver the notes against payment for the notes on the settlement date specified above, which will be the fifth business day following the date hereof, or “T+5.” Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement arrangement at the time of such trade to prevent a failed settlement and should consult their own advisors.

CUSIP/ISIN:	786514BV0/US786514BV05

Anticipated Ratings*	Baa3 by Moody’s Investors Service
BBB by Standard Poor’s Ratings Services
BBB- by Fitch Ratings

Joint Book-Running Managers:	Barclays Capital Inc.
U.S. Bancorp Investments, Inc.
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. by telephone toll free at 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com or U.S. Bancorp Investments, Inc. at 1-877-558-2607.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

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